EXHIBIT 99.2

American Eagle Outfitters, Inc.
October 2007
Recorded Sales Commentary Transcript dated November 7, 2007

Welcome to the American Eagle Outfitters October 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

October total company sales increased 13% to $210.2 million for the four weeks ended November 3, compared to $186.4 million for the four weeks ended October 28, last year. Comparable stores sales declined 3%, compared to the shifted period ended November 4, 2006. This compares to a 12% comp increase for the same period last year.

October sales were consistent with our recent expectations. Lower store traffic in October continued to affect our overall performance. Yet, we managed through our fall inventory, and we were comfortable with our inventory mix and content entering the holiday season.

Our AE men's business delivered a comparable store sales increase in the mid-single digits, with strength across most categories. Women's experienced a high-single digit comp decline, with weakness in graphic tee's, pants, accessories and outerwear. We saw strength in woven shirts, tanks and cami's. Additionally, aerie performed well in October, and we are currently operating a total of 33 aerie stand alone stores.

In October, the AE brand's average unit retail price declined in the low-single digits, while units per transaction increased in the low-single digits resulting in a transaction value that was flat to last year. Units sold per store increased slightly; and the decline in traffic led to a low-single digit decline in the number of transactions per average store.

Weekly comps were as follows:

  Week one of negative low-single digits, compared to positive high-single digits last year;

  Week two of negative low-single digits, compared to positive low-double digits;

  Week three of negative high-single digits, compared to positive low-double digits; and

  Week four of negative low-single digits, compared to positive high-teens last year.

Comps by region were as follows:

  Canada increased in the low-single digits;

  The Midwest and the Northeast decreased slightly;

  The Southwest declined in the low-single digits;

  The West and Mid-Atlantic decreased in the mid-single digits; and

  The Southeast decreased in the high-single digits.

Sales at ae.com increased 31% in October.

Our next floor-set, Holiday Two, arrives in stores on November 21, which is consistent timing to last year. The holiday update features a higher level of newness, and a strong emphasis on key items and gift-giving.

Now regarding the third quarter, we continue to expect earnings of $0.44 to $0.45 per share, compared to $0.44 per share last year.

We will report third quarter earnings on Tuesday, November 27. Management will hold a conference call at 9 am eastern time that morning. To listen to the call, please dial 877-407-0789, or internationally, dial 201-689-8562. The call can also be accessed through our website, ae.com.

Thank you for your continued interest in American Eagle Outfitters.